EXHIBIT 99.1

Financial Statements

UpLink Corporation
Years ended June 30, 2006 and 2005
with Report of Independent Auditors

Holtzman, Moellenberg, Panozzo & Perkins, L.L.P.
CERTIFIED PUBLIC ACCOUNTANTS

Report of Independent Auditors

The Board of Directors
UpLink Corporation

We have audited the accompanying balance sheets of UpLink Corporation (the “Company”) as of June 30, 2006 and 2005, and the related statements of operations, stockholders’ equity (deficit), and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of UpLink Corporation at June 30, 2006 and 2005, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that UpLink Corporation will continue as a going concern. As more fully described in Note 1, the Company has incurred losses and has not generated positive cash flows from operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. These financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

October 13, 2006

UpLink Corporation
Balance Sheets
(Thousands, except share and per share amounts)

	June 30,
	2006	2005

Assets
Current assets:
Cash and cash equivalents	$482	$1,250
Accounts receivable:
Trade, net of allowance for uncollectible accounts of $99 and $109
at June 30, 2006 and 2005, respectively	907	1,069
Inventory	1,170	962
Prepaid expenses	47	51
Total current assets	2,606	3,332

Property and equipment, net	784	897
3rd party leases with recourse, net	5,003	5,352
Other assets	2,478	2,244

Total assets	$10,871	$11,825

Liabilities and stockholders' equity (deficit)
Current liabilities:
Accounts payable	$1,864	$1,611
Deferred revenue	302	391
Accrued liabilities	4,570	3,378
Short-term note payable	1,300	1,100
Current maturities of long-term debt	800	923
Total current liabilities	8,836	7,403

Deferred revenue	7,885	7,980
Long-term debt, net of current maturities	1,278	1,848
Total liabilities	17,999	17,231

Stockholders’ equity (deficit):
Redeemable Convertible Preferred Stock; par value $0.01 per share;
50,000,000 and 30,000,000 shares authorized;
29,101,014 and 22,651,014 shares issued and outstanding
at June 30, 2006 and 2005, respectively, aggregate liquidation
preference of $33,831 and $31,863, respectively	291	226
Common Stock; par value $.01 per share; 100,000,000 shares
authorized; 500,547 and 279,447 shares issued and outstanding
at June 30, 2006 and 2005, respectively	6	4
Additional paid-in capital on common stock and redeemable
convertible preferred stock	25,011	22,263
Accumulated deficit	(32,436)	(27,899)
Total stockholders’ equity (deficit)	(7,128)	(5,406)
Total liabilities and stockholders’ equity (deficit)	$10,871	$11,825

See accompanying notes.

UpLink Corporation
Statements of Operations
(Thousands)

	Year Ended June 30,
	2006	2005

Revenues:
System sales	$8,073	$7,089
Recurring revenues	3,071	2,372
Total revenues	11,144	9,461

Cost of sales	7,795	6,986

Gross margin	3,349	2,475

Operating expenses:
Selling, general and administrative	5,842	4,797
Research and development	1,525	1,115
Total operating expenses	7,367	5,912

Loss from operations	(4,018)	(3,437)

Other expense	128	144
Interest expense	391	513

Net loss	$(4,537)	$(4,094)

See accompanying notes.

UpLink Corporation
Statements of Stockholders’ Equity (Deficit)
June 30, 2006 and 2005
(Thousands, except share amounts)

	Series A Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-in Capital on Common Stock and Redeemable Convertible	Accumulated	Total Stockholders'
	Shares	Amount	Shares	Amount	Preferred Stock	Deficit	Equity (Deficit)

Balance at June 30, 2004	18,982,375	$190	226,835	$3	$21,026	$(23,805)	$(2,586)

Conversion of notes payable, net of issuance costs of $37	2,548,639	25	-	-	1,212	-	1,237
Issuance of Series A redeemable convertible
preferred stock upon exercise of warrants and receipt of cash consideration	1,120,000	11	-	-	-	-	11
Warrant related expense	-	-	-	-	20	-	20
Exercise of options	-	-	52,612	1	5	-	6
Net loss	-	-	-	-	-	(4,094)	(4,094)

Balance at June 30, 2005	22,651,014	226	279,447	4	22,263	(27,899)	(5,406)

Issuance of Series A redeemable convertible
preferred stock, net of issuance costs of $433	6,450,000	65	-	-	2,727	-	2,792
Exercise of options	-	-	221,100	2	21	-	23
Net loss	-	-	-	-	-	(4,537)	(4,537)

Balance at June 30, 2006	29,101,014	$291	500,547	$6	$25,011	$(32,436)	$(7,128)

See accompanying notes.

UpLink Corporation
Statements of Cash Flows
(Thousands)

	Year Ended June 30,
	2006	2005

Cash flows from operating activities
Net loss	$(4,537)	$(4,094)
Adjustment to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	2,411	1,973
(Recovery) write-down of de-installed assets	(9)	160
Warrant related expense	-	20
Changes in operating assets and liabilities:
Accounts receivable	162	32
Inventory	(94)	226
Prepaid expenses and other assets	(80)	(50)
3rd party leases with recourse	(1,340)	(1,657)
Accounts payable	253	223
Accrued liabilities	1,192	1,527
Deferred revenue	(184)	2,520
Net cash (used in) provided by operating activities	(2,226)	880

Cash flows from investing activities
Purchase of property and equipment	(410)	(374)
Purchase of other assets	(412)	(350)
Net cash used in investing activities	(822)	(724)

Cash flows from financing activities
Proceeds from issuance of convertible promissory notes, net of
issuance costs of $37	-	1,237
Proceeds from issuance of preferred stock, net of issuance costs of $433	2,792	-
Proceeds from exercise of warrants for preferred stock	-	11
Proceeds from issuance of common stock	23	6
Proceeds from issuance of long-term debt	281	526
Proceeds from issuance of short-term notes	300	1,100
Principal payments on long-term debt	(1,016)	(1,805)
Principal payments on short-term notes	(100)	-
Net cash provided by financing activities	2,280	1,075

Net change in cash and cash equivalents	(768)	1,231
Cash and cash equivalents, beginning of year	1,250	19
Cash and cash equivalents, end of year	$482	$1,250

Supplemental disclosures:
Cash paid for interest	$251	$289
Cash paid for taxes	$23	$13
Recaptured inventory from de-installed assets	$114	$103
Rental assets transferred to 3rd party leases with recourse	$-	$631
Supplemental disclosure of non-cash financing activities:
Preferred stock issued on conversion of notes and accrued interest	$-	$1,274

See accompanying notes.

UpLink Corporation
Notes to Financial Statements
(Thousands, except share and per share amounts)

1. Organization

UpLink Corporation (the “Company”) was organized on November 4, 1998, and exists under the laws of the state of Texas. UpLink provides hardware and software products based upon Global Positioning Systems (GPS) and wireless communications technology. UpLink’s initial focus and current suite of products deliver distance measurement, tracking, messaging, and facility management capabilities to the golf industry.

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States, which contemplate continuation of the Company as a going concern. However, the Company has experienced net operating losses since inception, has negative working capital and a stockholders’ deficit as of June 30, 2006. In view of the matters described above, recoverability of a major portion of the recorded asset amounts shown in the accompanying balance sheets is dependent upon continued operations of the Company, which in turn, is dependent upon the Company’s ability to continue to meet its financing requirements and to succeed in its future operations. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

Management is seeking additional funding through private investors and establishing working capital lines of credit. Management believes that actions presently being taken to address the Company’s operating and financial requirements provide the opportunity for the Company to continue as a going concern.

2. Significant Accounting Policies

Use of Estimates
The Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires that management make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, management evaluates its estimates, including those related to revenue recognition, provision for doubtful accounts, inventory obsolescence, useful lives of property and equipment, and contingencies and litigation, among others. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates.

Revenue Recognition
Revenue is recognized when persuasive evidence of an agreement exists, delivery and installation have occurred, the fee is fixed and determinable, and collection is probable. System sales are derived from the sales of the Company’s product lines directly to end-user customers and to non-recourse third-party equipment lessors. Recurring revenues consist of (i) transactions which are recognized ratably over the end-user contact term from equipment sales to third party lessors that have a recourse component to the Company (as described below), (ii) revenues realized from the rental of Company owned equipment, through either fixed rental payments or actual usage (iii) advertising revenues and (iv) service revenues.

Rental income arises from the leasing of the Company’s golf equipment to customers. Initial lease terms generally range from 12 to 60 months and are generally operating leases. Depreciation expense for assets subject to these operating leases is provided primarily on the straight-line method over the term of the lease in amounts necessary to reduce the carrying amount of the asset to its estimated residual value.

For certain long-term equipment lease contracts, the Company utilizes third-party financing entities to which the Company sells the equipment for a purchase price. The Company evaluates the rights of the financing entity in these transactions to determine the proper revenue recognition treatment. For instances that entitle the financing company to sell the lease contract to the Company in the event of customer default, revenue is recognized ratably over the contract term. If the Company guarantees a residual value of the equipment to the financing company, the Company books the residual portion of the purchase price as a liability.

UpLink Corporation
Notes to Financial Statements
(Thousands, except share and per share amounts)

2. Significant Accounting Policies (continued)

For equipment sales, the Company generally warrants their products for a period of twelve months from date of sale. The Company accrues for estimated warranty costs based on historical evidence of actual warranty costs incurred.

Cash and Cash Equivalents
Cash and cash equivalents primarily consist of cash deposits and liquid investments with original maturities of three months or less when purchased and are stated at cost.

Accounts Receivable
Accounts receivable are recorded at cost. The Company continually assesses the collectibility of outstanding invoices and in doing such, the Company maintains an allowance for estimated losses resulting from the non-collection of receivables. In estimating this allowance, the Company considers such factors as: customer credit-worthiness, age of the receivable balance, both individually and in the aggregate and general economic conditions that may affect a customer’s ability to pay. Actual collections could differ from the Company’s estimates. As of June 30, 2006 and 2005, the Company’s allowance for doubtful accounts totaled approximately $99 and $109, respectively.

Concentration of Credit Risk
Cash and accounts receivable potentially expose the Company to concentrations of credit risk, as defined by SFAS No. 105, Disclosure of Information about Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentrations of Credit Risk. Excess cash is placed with highly rated financial institutions. The Company has not experienced any loss relating to cash and cash equivalents in balances in excess of FDIC-insured limits. In addition, the Company performs periodic credit evaluations of its customers’ financial condition and generally does not require collateral.

Fair Value of Financial Instruments
The Company’s financial instruments consist primarily of cash and cash equivalents, accounts payable and borrowings. The Company’s debt instruments bear interest at variable rates and, accordingly, their carrying value approximates fair value.

Advertising Costs
Advertising costs are charged to operations when incurred. Advertising expense was approximately $58 and $51 for the years ended June 30, 2006 and 2005, respectively.

Inventories
Inventories, which consist of finished goods and raw materials, are valued at the lower of cost (first-in, first-out basis) or replacement cost.

Property and Equipment
Property and equipment are stated at cost. Depreciation of property and equipment is computed using the straight-line method, which amortizes the cost of the assets over their estimated useful lives. When depreciable assets are sold or retired, the related cost and accumulated depreciation are removed from the accounts. Any gains or losses are included in the other expenses in the Company’s statements of operations. Major additions and betterments are capitalized. Maintenance and repairs which do not materially improve or extend the lives of the respective assets are charged to operating expenses as incurred. Amortization of assets recorded under capital leases is computed using the straight-line method over the shorter of the asset’s useful life or term of the lease and is included in depreciation expense.

License Fees
Licensing fees made to secure the use of technology related to the Company’s products are capitalized when acquired. Amortization of these fees is computed using the straight-line method over the estimated useful life of the asset.

UpLink Corporation
Notes to Financial Statements
(Thousands, except share and per share amounts)

2. Significant Accounting Policies (continued)

Income Taxes
The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109 (“SFAS No. 109”), Accounting for Income Taxes. This Statement prescribes the use of the liability method whereby deferred tax asset and liability account balances are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

Stock-Based Compensation
The Company accounts for its employee stock option plans in accordance with Accounting Principals Board Opinion 25, Accounting for Stock Issued to Employees (APB 25), as allowed by Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123, Stock-Based Compensation (SFAS No. 123) and Statement of Financial Accounting Standards No. 148, Accounting for Stock-Based Compensation-Transition and Disclosure (SFAS No. 148).

Under APB 25, when the exercise price of the Company’s employee stock option equals the market price of the underlying stock on the date of grant, no compensation expense is recognized. To the extent that options are granted with an exercise price less than the fair market value of the underlying stock on the date of grant, the Company’s policy is to recognize compensation expense ratably over the vesting period.

Had compensation cost been determined consistent with SFAS No. 123 which accounts for options under the fair value method, the Company’s net earnings would have been reduced to the pro forma amounts below:

	June 30,
	2006	2005
Net loss as reported:	$(4,537)	$(4,094)
Total stock-based compensation cost recognized under the intrinsic value method of APB No. 25, net of related tax effects included in the determination of net loss as reported	-	-
Stock-based employee compensation cost, net of related tax effects, that would have been included in the determination of net loss if the fair value-based method had been applied to all awards	(30)	(30)
Pro forma net loss:	$(4,567)	$(4,124)

The effect on pro forma net earnings of expensing the estimated fair value of stock options is not necessarily representative of the effects on reported net earnings for future years due to such factors as the vesting period of the stock options and potential for issuance of additional stock options in future years.

The fair value of options was estimated at the date of the grant using the minimum value method for all years presented. The fair value of options was calculated using the following weighted-average assumptions:

	June 30,
	2006	2005
Risk-free interest rate	4.8%	4.0%
Dividend yield	0%	0%
Expected life	Seven years	Seven years
Volatility	Zero	Zero

UpLink Corporation
Notes to Financial Statements
(Thousands, except share and per share amounts)

2. Significant Accounting Policies (continued)

The minimum value option valuation model results in an option value similar to the option value that would result from using the Black-Scholes option valuation model with a near zero volatility. The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and which are fully transferable.

In addition, option valuation models in general require the input of highly subjective assumptions, including the expected stock price volatility. Because the Company’s stock options have characteristics significantly different than those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock options. For purposes of pro forma disclosures, the minimum value of the options is amortized to expense over the options’ vesting period.

3. Inventory

Inventories consist of the following:
	June 30,
	2006	2005
Raw materials	$209	$234
Finished goods	961	728
Total inventory	$1,170	$962

4. Property and Equipment

Property and equipment consist of the following:
	June 30,
	2006	2005
Office furniture and equipment	$730	$620
Accumulated depreciation	(596)	(531)
UpLink product equipment (course assets)	1,436	1,419
Accumulated depreciation	(786)	(611)
Net property and equipment	$784	$897

Office furniture and equipment are depreciated over estimated useful lives of 2 years for development equipment, 3 years for installation equipment, 3 years for computer equipment and purchased software, and 5 years for furniture and fixtures and leasehold improvements.

UpLink product equipment (course assets) are depreciated over estimated useful lives of 3 years for non-financed rental equipment, and 4 years for financed rental equipment to coincide with the related financing terms with CitiCapital.

Depreciation expense was approximately $418 and $549 for the years ended June 30, 2006 and 2005, respectively. During the year ended June 30, 2005, the Company transferred approximately $631 of net course assets from “Property and equipment, net” to “Third-party leases with recourse, net” as the rental agreements were sold to a third-party financing company. Depreciation expense related to course assets was $354 and $480 for 2006 and 2005, respectively.

UpLink Corporation
Notes to Financial Statements
(Thousands, except share and per share amounts)

5. Third-Party Leases with Recourse

Under the Company’s Program Agreement (see Note 16, CitiCapital Program Agreement), all costs associated directly with the sale of the assets to the third-party lessor are capitalized at the time of sale and amortized pro-ratably over the life of the third-party lease. Costs capitalized are the associated manufactured equipment and installation expenses, the commissions and the co-marketing fees (see Note 15, Marketing and Development Agreement).

	June 30,
	2006	2005
Third-party leases with recourse	$9,069	$7,894
Accumulated amortization	(4,066)	(2,542)
Net third-party leases with recourse	$5,003	$5,352

6. Other Assets

Other assets consist of patents, patent license fees, purchased product designs, third-party lessor holdbacks, and vendor deposits. The patents and patent license provides UpLink the right to sell products with certain media related and course management features protected by the patents. UpLink currently has the exclusive rights to the benefits of the patents that were purchased. The patents, patent license fees, and product designs are being amortized on a straight line basis over the estimated useful life of the patents.

In March 2004, the Company and ORS reached a settlement on a dispute involving an industry-wide technology license among other issues (see Note 14, Related Party Transactions). The settlement included a perpetual license to use the technology with an imputed value of approximately $1.2 million.

The third-party lessor holdbacks are those monies withheld by lessors at the time of their purchase of the Company’s systems. Upon termination of the program agreements (see Note 16, CitiCapital Program Agreement) with the third-party lessors, such holdback monies will be paid to the Company.

Other assets consist of the following:
	June 30,
	2006	2005
Patents (144-month amortization period)	$546	$546
Patent license fees (80-month amortization period)	1,149	1,149
Product designs (48-60 month amortization period)	512	100
Accumulated amortization on other assets	(627)	(365)
Total patents, patent license fees, and product designs	1,580	1,430
Third-party lessor holdbacks	883	799
Vendor deposits	15	15
Net other assets	$2,478	$2,244

Estimated useful lives range from 48 to 144 months. The weighted average useful life of all definite lived intangibles is 90 months. The Company periodically reviews the estimated useful lives of its identifiable intangible assets, taking into consideration any events or circumstances that might result in either a diminished fair value or revised useful life. Total amortization expense for the years ended June 30, 2006 and 2005 was $262 and $214, respectively. Estimated annual amortization expense for the next five years is as follows:

Year ended June 30, 2007	$385
June 30, 2008	385
June 30, 2009	308
June 30, 2010	132
June 30, 2011 and thereafter	370
Total amortization expense	$1,580

UpLink Corporation
Notes to Financial Statements
(Thousands, except share and per share amounts)
7. Accrued Liabilities

Accrued liabilities consist of the following:
	June 30,
	2006	2005
Club Car co-marketing (Note 15)	$3,001	$2,033
Club Car risk premium (Note 15)	387	265
Accrued payroll related	437	548
Accrued warranty costs	312	296
Accrued other	433	236
Total accrued liabilities	$4,570	$3,378

8. Deferred Revenue

Deferred revenue consists of the following:
	June 30,
	2006	2005
3rd party leases with recourse	$6,433	$6,251
GPS lease financing agreement	536	851
CitiCapital guaranteed equipment residual	915	877
Deposits received from customers	276	354
Deferred maintenance revenue	27	38
Total deferred revenue	8,187	8,371
Less: current portion	(302)	(391)
Total long-term deferred revenue	$7,885	$7,980

In December 2004, the Company entered into an agreement with GPS Leasing Associates (GPS) to assign the Company’s right in several fleet rental lease contracts with customers to GPS in consideration for $1,080. The fleet rental lease contracts were sold to GPS based on expected usage by the customer. The agreement specifies that usage variances by the customer will be settled on a quarterly basis between the Company and GPS. The Company recorded the $1,080 received as deferred revenue and is recognizing the revenue based on actual usage. The Company transferred the net book value of the course assets at the time of sale from “Property and equipment, net” to “Third-party leases with recourse, net”. The Company is recognizing the related cost of sales ratably over the term of the fleet rental lease contracts.

9. Debt

Commercial Loan Agreement
In January 2005, the Company entered into a commercial loan agreement with a financial institution for principal advances totaling $600. The principal advances accrued interest at 3% per year, with interest payments due monthly. The principal advances originally matured in May 2005. Two investors of the Company provided collateral to the financial institution to secure the advances made to the Company.

In February 2005, the commercial loan was amended to increase principal advances to $1,300. The two investors of the Company provided additional collateral to the financial institution to secure the additional advances made to the Company.

In May 2005, the maturity date on the commercial loan was extended to September 30, 2005.

In September 2005, the commercial loan was amended to increase advances available to $1,400. The interest rate applicable to outstanding advances was changed to 3.25% below bank prime. The maturity date was extended to June 30, 2006.

In July 2006, the maturity date on the commercial loan was extended to June 29, 2007. As of June 30, 2006 and 2005, the unpaid principal advances due on the loan agreement were $1,300 and $1,100, which is classified as “Short-term note payable” on the accompanying balance sheets.

UpLink Corporation
Notes to Financial Statements
(Thousands, except share and per share amounts)

9. Debt (continued)

Fleet Rental Program Agreement
In September 2002, as part of a financing program agreement (see Note 16, CitiCapital Program Agreement), the Company began financing the funding for its fleet rental program with CitiCapital. The arrangement provided for funding the Company’s manufacturing and installation costs through long-term four year monthly installment notes. Such notes were secured by the equipment and the rental contracts. The notes incurred interest at an annualized rate of 8%. As of June 30, 2006 and 2005, the remaining principal balance on the notes outstanding was $956 and $1,224, respectively.

In addition, CitiCapital receives 5% of the rental proceeds under each rental contract. As of June 30, 2006 and 2005, the Company had accrued a balance of $30 and $11 in “Accrued liabilities” on the accompanying balance sheets relating to the 5% rental fee due to CitiCapital.

Key Investor Convertible Promissory Note
Effective June 30, 2003, the Company and one of the Company’s key investors (and a related party to Flatrock Capital Corporation) entered into $976 convertible promissory note accruing interest at 8% as full satisfaction for all monies due a prior major supplier of the Company. Subsequently on December 31, 2003, the note was modified to convert $600 into the Company’s Series A Preferred Stock and to reschedule the repayment terms to twenty-four equal payments commencing January 31, 2004. The note remained convertible into the Company’s Series A Preferred Stock at a fair market value price of no less than $1.00 per share. As of June 30, 2006 and 2005, the remaining principal balance on the debt outstanding was $0 and $173, respectively.

Obligation Payable – ORS Patent License
In March 2004, the Company and ORS signed a non-exclusive license agreement as part of an overall settlement with ORS and its owners (see Note 6, Other Assets and Note 14, Related Parties). As consideration for the perpetual license, the Company agreed to a total consideration of $1,685, with a $250 payment at closing and five equal payments of $287 made annually each March. As of June 30, 2006 and 2005, the remaining principal balance on the debt outstanding was $712 and $909, respectively.

Note Payable – Patent License
In August 2004, the Company acquired four patents from the patent holders for $250. The Company paid $25 in advance, and signed a note payable agreement with the patent holders for the remaining $225. The note accrues interest at 5% per year, maturing August 2008. As of June 30, 2006 and 2005, the remaining principal balance outstanding was $127 and $182, respectively.

Convertible Promissory Notes
From September 2004 to February 2005, the Company issued Convertible Promissory Notes (“Promissory Notes”) totaling $1,250 bearing interest at 5% per year. All unpaid principal and accrued interest of the Promissory Notes shall be converted into shares of Series A preferred stock of the Company at the earlier of i) March 31, 2005, or ii) the next qualified debt or equity financing at the price per share paid by investors where proceeds are at least $3 million. On March 31, 2005, the Promissory Notes unpaid principal and interest of $1,274 was converted into 2,548,639 shares of Series A preferred stock at a price of $.50 per share.

Deferred Compensation
During calendar year 2001, senior management and key consultants acting on behalf of management agreed to defer payment of a significant part of their compensation. Subsequently, during July of 2002, these deferred payments became a part of the Restricted Debt under the Debt Restriction Agreement as discussed below. As of June 30, 2006, these deferred payments comprise all of the Restricted Debt of the Company.

Demand Notes
The Company had incurred debt obligations through the issuance of demands from time to time to finance operating expense requirements. Prior to fiscal year 2002, these notes were classified as short-term notes. Subsequently, during July of 2002, these demand notes became part of the Restricted Debt under the Debt Restriction Agreement as discussed below.

UpLink Corporation
Notes to Financial Statements
(Thousands, except share and per share amounts)

9. Debt (continued)

Debt Restriction Agreement
On July 8, 2002, as a condition for the Company to enter into a financing program agreement with CitiCapital (See Note 16, Program Agreement) and to amend the Club Car Marketing and Development Agreement (See Note 15, Marketing and Development Agreement), Flatrock Capital Corporation, all short-term debt holders and management who had a portion of their compensation withheld during the calendar year 2001, signed a Debt Restriction Agreement in which the debt holders have agreed to forebear their claims until such time that the Company is financially capable, as defined in the agreement through the achievement of certain financial covenants, of servicing their debt. The total obligations placed under the Debt Restriction Agreement totaled $6,993.

As compensation for entering the Debt Restriction Agreement, the debt holders were granted warrants to purchase 2,983,000 shares of common stock at $0.25 per share. These warrants vest at a rate of fourteen warrants per month per $1 of Restricted Debt, and, thus the Company is expensing the estimated value of the warrants of $89 over the expected life of the vesting period. If, upon full vesting of the warrants granted, the Restricted Debt remains outstanding, additional warrants shall continue to accrue under the same initial grants at the rate of fourteen warrants per month per $1 of Restricted Debt. Generally, the warrant grants have a five year life expiring July 7, 2007. On July 18, 2003 the Company completed a corporate restructuring and nearly all of the Restricted Debt was converted to the Company’s Series A preferred stock. During the years ended June 30, 2006 and 2005, an additional estimated value of $0 and $20 was charged to expense and APIC. As of June 30, 2006 and 2005, $283 of the debt remained under the Debt Restriction Agreement.

With the Restricted Debt of $283 for the year ended June 30, 2006 and 2005, additional warrants representing interest are accruing at the rate of eight warrants per month per $1 of Restricted Debt outstanding. These warrants will continue to accrue until the Restricted Debt is satisfied.

Debt is as follows:
	June 30,
	2006	2005
Short-term note payable	$1,300	$1,100
Fleet rental notes	956	1,224
Key investor convertible promissory note	-	173
Obligation payable – patent license	712	909
Patent license note payable	127	182
Restricted debt	283	283
Total debt	3,378	3,871
Less: current portion	(2,100)	(2,023)
Long-term debt, net of current portion	$1,278	$1,848

Maturities of debt are as follows:

Year Ended June 30,
2007	$2,172
2008	663
2009	395
2010	14
2011 and thereafter	283
Total maturities of debt	3,527
Less: discount on obligation payable – patent license	(149)
Total debt	$3,378

UpLink Corporation
Notes to Financial Statements
(Thousands, except share and per share amounts)

10. Income Taxes

As of June 30, 2006, the Company had federal net operating loss carryforwards of approximately $26,169. The net operating loss carryforwards will expire at various dates beginning in 2019, if not utilized.

The utilization of net operating loss carryforwards may be subject to a substantial annual limitation due to the "change in ownership" provisions of the Internal Revenue Code of 1986. The annual limitation may result in the expiration of net operating losses before utilization.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred taxes as of June 30, 2006 and 2005 are as follows:
	June 30,
	2006	2005
Deferred tax liabilities
Depreciable assets	$(43)	$(47)
Deferred tax assets
Deferred revenue, net	1,517	1,391
Accrued expenses and other	189	220
Tax carryforwards	9,683	8,150
Net deferred taxes	11,346	9,714
Valuation allowance for deferred taxes	(11,346)	(9,714)
Net deferred taxes	$-	$-

The Company has established a valuation allowance equal to the net deferred tax assets due to uncertainties regarding the realization of deferred tax assets based on the Company’s lack of earnings history. During the year ended June 30, 2006, the valuation allowance increased by $1,632.

The Company’s provision for income taxes differs from the expected tax benefit amount computed by applying the statutory federal income tax rate of 34% to loss before income taxes primarily as a result of the application of the valuation allowance.

11. Commitments

The Company has entered into several operating lease agreements covering certain facilities and equipment, some of which contain provisions for future rent increases or rent free periods. The total amount of rental payments due over the lease term is being charged to rent expense on a straight-line basis over the term of the lease. The difference between rent expense recorded and the amount paid is credited or charged to ”Accrued other,” which is included in “Accrued liabilities” in the accompanying balance sheets.

Future minimum payments by year and in aggregate for all non-cancelable operating leases with initial terms of one-year or more consist of the following at June 30, 2006:

Year Ended June 30,
2007	$234
2008	244
2009	234
2010	80
2011 and thereafter	-
$792

The Company’s facilities and equipment rent expense was $215 and $193 for the years ended June 30, 2006 and 2005, respectively.

UpLink Corporation
Notes to Financial Statements
(Thousands, except share and per share amounts)

12. Stockholders’ Equity

Preferred and Common Stock
As of June 30, 2006 and 2005, the aggregate number of shares which the Company shall have authority to issue was one hundred fifty million (150,000,000) and one hundred thirty million (130,000,000), consisting of fifty million (50,000,000) and thirty million (30,000,000) shares of preferred stock, respectively, par value of $.01 per share and one hundred million (100,000,000) shares of common stock, par value $.01 per share.

The Board of Directors has the authority to determine various provisions of the preferred stock including the issue of any series and the number of shares comprising such series. The Board of Directors has authorized 50,000,000 shares of Series A preferred stock. Subject to legally available funds, commencing on July 1, 2003, holders shall be entitled to receive dividends in an amount per share equal to an annual rate of $0.08 per share for Series A preferred shares issued on or prior to December 31, 2004, and $0.04 per share for Series A preferred shares issued after December 31, 2004. For the years ended June 30, 2006 and 2005, there have been no dividends declared or paid.

At anytime, holders of Series A preferred stock may elect to convert each preferred share into shares of common stock under certain conversion terms. Unless adjusted for stock splits, recapitalization, anti-dilution provisions or the like, each share of Series A preferred stock converts to a share of common stock. All accrued and unpaid dividends are payable out of legally available funds or in common stock at the option of the Company. For the years ended June 30, 2006 and 2005, there have been no conversions or adjustments.

Holders of at least majority of the Series A preferred stock may elect to require the Company to redeem 50%, 25%, and 25% of the preferred stock on July 14, 2007, 2008 and 2009, respectively, subject to legally available funds. The Series A preferred stock may be redeemed at a price per share at the greater of i) the fair market value as determined by an independent appraisal, or ii) the liquidation preference for each share of preferred stock to be redeemed.

In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Series A preferred stock shall be entitled to receive, prior and in preference to any payment or distribution and setting apart for payment or distribution of any of the assets or surplus funds of the Corporation to the holders of the common stock, an amount for each share of Series A preferred stock then held by them equal to $1.00 plus, in each case, any accrued and unpaid dividends on the Series A preferred stock to and including the date of full payment of such amount.

The holders of the common stock shall have identical rights and privileges in every respect and shall be entitled to vote upon all matters submitted to a vote of the shareholders. Holders of Series A preferred stock and common stock shall be entitled to vote together as one class except as required by law or by the Company’s Articles of Incorporation.

Incentive Stock Plans
The Company has adopted the 1999 Incentive Stock Plan and subsequently the 2001 Incentive Stock Option Plan (Plans). Under the Plans, the Company may grant (i) incentive stock options (“ISO”) and (ii) non-statutory stock options (“NSO”), collectively “Options” to purchase shares of common stock of the Company. The Company may grant Options for up to 7,273,000 shares of common stock under the Plans. ISOs may only be granted to employees and the exercise price may not be less than 100 percent of the fair value of a share of common stock on the date of grant. The Company will have the discretion to determine the exercise price of each NSO granted under the Plan. Options must be exercised within ten years from date of grant and generally are granted with vesting occurring pro-ratably over the first thirty-six months from date of grant.

In September 2001, the Company offered all option holders of the 1999 Plan the right to surrender their 1999 Plan grants, which were priced at $3.00 per share. In return, after a six-month period of time, the Company agreed to issue the option holder the same number of options previously granted at the then new fair value at the time of the new issuance. 262,250 options were subsequently granted in March of 2002 under the 2001 Plan at an option price of $0.25 per share and vested as if it was a continuation of their original vesting period. All but one employee tendered their options under this program. Any option granted cannot be exercised until six months after the date of the grant and must be exercised within ten years of the grant date.

UpLink Corporation
Notes to Financial Statements
(Thousands, except share and per share amounts)

12. Stockholders’ Equity (continued)

A summary of stock options granted to employees and certain non-employees for the years ended June 30, 2006 and 2005 is noted below:
	Number of Shares	Range of Exercise Prices	Weighted Average Exercise Price
Options outstanding June 30, 2004	4,200,339	$0.11 – 3.00	$0.13
Granted	2,286,593	$0.06 – 0.11	$0.06
Exercised	(52,612)	$0.11 – 0.25	$0.11
Forfeited	(102,555)	$0.11 – 0.25	$0.12
Options outstanding June 30, 2005	6,331,765	$0.06 – 3.00	$0.10
Granted	602,500	$0.06	$0.06
Exercised	(221,100)	$0.06 – 0.25	$0.10
Forfeited	(104,000)	$0.06	$0.06
Options outstanding June 30, 2006	6,609,165	$0.06 – 3.00	$0.10

The following summarizes information about the Company’s options outstanding and exercisable at June 30, 2006:

Options Outstanding			Options Exercisable
Exercise Prices	Number	Weighted Average Remaining Contractual Life	Number
$0.06	2,665,093	9.0	863,186
$0.11	3,508,072	6.6	3,263,914
$0.25	434,000	5.2	434,000
$3.00	2,000	3.7	2,000
	6,609,165	7.5	4,563,100

As of June 30, 2006, the Company had reserved shares of common stock for future issuance as follows:

2001 Stock Plan:
Options outstanding	6,609,165
Options exercised	386,446
Options available for future grants	277,389
Total options available under 2001 Stock Plan	7,273,000

Common Stock Warrants
As of June 30, 2006, the following warrants to purchase shares of common stock were outstanding and exercisable:

	June 30,
	2006	2005
Expire 2007, price $0.25 per share	14,280	14,280
Expire 2008, price $0.25 per share	5,043,348	3,884,464
Expire 2009, price $0.25 per share	46,560	46,560
Expire 2010, price $0.25 and $0.50 per share	111,333	111,333
Expire 2011, price $0.50 per share	1,290,000	-
Expire 2012 and after, price $0.25 and $0.50 per share	316,646	159,415
Total outstanding and exercisable warrants	6,822,167	4,216,052

UpLink Corporation
Notes to Financial Statements
(Thousands, except share and per share amounts)

13. Economic Dependency

During the years ended June 30, 2006 and 2005, the Company purchased approximately 83% and 78%, respectively, of its raw materials from one supplier. At June 30, 2006 and 2005, amounts due to the supplier included in accounts payable were approximately $1,090 and $694, respectively.

Accounts receivable from four customers totaled approximately $799, or 79% of the Company’s accounts receivable as of June 30, 2006. Accounts receivable from one customer and CitiCapital totaled approximately $885, or 75% of the Company’s accounts receivable as of June 30, 2005. Revenue associated with CitiCapital financed leases totaled approximately $1,453 and $2,050, or 13% and 22%, of the Company’s revenue for the years ended June 30, 2006 and 2005, respectively.

14. Related Party Transactions

During prior years, Optimal Recreation Solutions, LLP (ORS) a Texas limited liability partnership and OG Company (OG), a Texas general partnership both owned by two of the founding shareholders of the Company, assigned various licenses and royalty agreements, owned by the two shareholders, to the Company. Since OG did not have a cost basis in the license, no costs were recorded in the financial statements of the Company. On July 12, 1999, in connection with the original Series A Preferred Stock Purchase Agreement, OG and the founding shareholders agreed to transfer their entire right, title and interest in certain intellectual property. Certain patents and patent applications, together with continuations, continuations in part, divisionals, or other applications claiming priority in part there from, to the extent that any of them may be used or useful in the golf industry were transferred. To the extent any intellectual property is useful outside the golf industry, the applications were not assigned to the Company. ORS and the two founding shareholders had granted to the Company options to purchase patents and pending patents excluded above, at their fair market value. Subsequently a dispute arose among the Company, ORS, OG and the founding shareholders as to a number of issues. On March 4, 2004, the parties came to an amicable settlement of all issues in a written Settlement Agreement. Agreements to amounts owed the founding shareholders for deferred salaries, notes advanced or any other form of receivables were reached and paid, the relinquishment of all warrants, options or shares of stock of the Company were cancelled or returned to the Company and the execution of a replacement license agreement was signed (see Note 6, Other Assets).

During the year ended June 30, 2005, G3 Capital Corporation (G3) placed $400 of the Company’s Series A redeemable convertible preferred stock and earned a cash fee of $22 and a warrant for 81,750 shares exercisable at $.50 per share into the Company’s common stock. The principal and CEO of G3 was also a member of the board of directors of the Company.

15. Club Car Marketing and Development Agreement

The Company entered into a Marketing and Development Agreement with Club Car in January of 2002. The agreement provides the Company with assistance in their sales efforts by providing business and marketing consultation, channel access and support, joint marketing efforts, and introductions to golf course and preferred third-party financing company decision makers. In return, the Company agrees to pay Club Car a fee of 12.5% of golf related revenues as defined in the agreement for the term of the agreement, which is effective through September of 2006. The agreement automatically renews for two 3-year periods in September 2006, unless either party terminates the agreement. However, the Company cannot terminate the agreement if certain obligations related to the CitiCapital Program Agreement exist to Club Car (see Note 16, CitiCapital Program Agreement). Subsequent to June 30, 2006, on September 29, 2006, the agreement automatically renewed for an additional 3-year period. As of June 30, 2006 and 2005, the Company had accrued a balance of $3,001 and $2,033 in “Accrued liabilities” on the accompanying balance sheets relating to the co-marketing fees of 12.5% due to Club Car.

UpLink Corporation
Notes to Financial Statements
(Thousands, except share and per share amounts)

15. Club Car Marketing and Development Agreement (continued)

In September of 2002, as inducement to the CitiCapital Program Agreement (see Note 16, CitiCapital Program Agreement), the Company amended the Marketing and Development Agreement with Club Car whereby Club Car agreed to guarantee a portion of the financial exposure undertaken by CitiCapital. UpLink agreed to accrue compensation to Club Car based upon the amount of outstanding funding under the CitiCapital Program Agreement. The maximum compensation is to be $150,000 per year and such compensation becomes payable at the same time the Company meets the financial covenants that allows the Company to service the Restricted Debt (see Note 9, Debt). Currently, this is not anticipated for several years. As of June 30, 2006 and 2005, the Company had accrued a balance of $387 and $265 in “Accrued liabilities” on the accompanying balance sheets relating to the risk premium fees due to Club Car.

As of June 30, 2006 and 2005, the Company owed Club Car past due amounts of $2,400 and $1,315, respectively, as amounts due under the Marketing and Development Agreement for co-marketing fees. Through an informal understanding, Club Car has agreed to defer payment of these amounts past due until such time that Club Car, in its sole discretion, believes UpLink shall make payment.

16. CitiCapital Program Agreement

The Company entered into a Program Agreement with CitiCapital Commercial Corporation in September of 2002 to provide lease fundings to a portion of UpLink’s customers and debt financing to UpLink to fund the cost basis of installed UpLink fleet rental equipment for customers participating in the Company’s rental programs. The agreement has an initial term of one year but shall continue in perpetuity until terminated by either party. The agreement provides that CitiCapital may require the Company to repurchase a defaulted customer lease contract by payment of the net unpaid balance then due CitiCapital by the defaulting lessee. As such, and until such time that the Company is able to estimate the potential liability of recourse to the Company, the Company recognizes revenue and the associated expenses on a ratable basis over the period of time the Company is subject to recourse. Upon initial sale of the equipment to CitiCapital, the Company records the sale price as “Deferred revenue” and the related cost of sales as “3rd party leases with recourse, net” on the accompanying balance sheets (see Note 5, Third-party Leases with Recourse).

On a course by course basis, CitiCapital may require the Company to repurchase the equipment from CitiCapital at the end of the initial lease contract with the lessee at a price generally equal to 10% of the initial sales price. The Company records the guaranteed residual value of the equipment as a liability under “Deferred revenue” on the accompanying balance sheets. As of June 30, 2006 and 2005, the Company had accrued a balance of $915 and $877, respectively, relating to the equipment guaranteed residual value available to CitiCapital.

CONSENT OF HOLTZMAN, MOELLENBERG, PANOZZO, & PERKINS LLP,
INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-110364, 333-99259, 333-73298) and on Form SB-2 (No. 333-47332, 333-63968) of GPS Industries, Inc., of our report dated October 13, 2006, with respect to the financial statements of Uplink Corporation for the year ended June 30, 2006 which is included in the Current Report (Form 8-K) filed with the Securities and Exchange Commission.

Austin, Texas
April 7, 2008

INTRODUCTION TO GPS INDUSTRIES, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
(Amounts in thousands, except per share amounts)

On January 18, 2008, GPS Industries, INC (“GPSI”) acquired the operations, assets and certain assumed liabilities of UpLink Corporation (“UpLink”), a Texas corporation that produces and sells global positioning satellite distance measuring systems, associated software, software development and service and maintenance contracts to golf course owners and operators. In particular, the acquisition enhanced the GPSI patent portfolio through the addition of UpLink’s patents for position-based advertising on a golf course, “IQ Link” cart control and monitoring technology and added over 200 customers to GPSI’s customer base. For these factors, GPSI purchased the UpLink business at a premium over the fair value of the net asset acquired.

In consideration for the acquisition, GPSI paid approximately $11,816 including Notes Payable of $1,500, 142.1 million Common Shares valued at $7,815, Series B Preferred Shares with a par value of $1,200 and 4,918,033 common stock warrants at an exercise price of $0.122 per share valued at $219. GPSI also assumed approximately $9,244 in liabilities and incurred transaction costs of $1,082 due to the elimination of inter-company loans to UpLink. The shares of Common Stock issued were valued at the average market price of GPSI common shares ($0.055) for the 2 trading days before and after the announcement of closing of the acquisition on January 18, 2008.

Upon closing the common shares issued were held in escrow as security of representations and warranties. GPSI retains the option to re-purchase up to 59.7 million common shares at a fixed price of $0.12 per share. If GPSI does not exercise its right to repurchase approximately 30 million of the shares after the first anniversary of the acquisition, then all of the shares in escrow will be released. If GPSI exercises its repurchase rights at the first anniversary, then 112.3 million shares will be released from escrow at that time with the remaining shares being released upon the second anniversary.

As a result of the acquisition, UpLink’s results of operations will be included in the GPSI Consolidated Financial Statements from the date of acquisition. The business combination was accounted for under Financial Accounting Standard Board (“FASB”) Statement No. 141, “Business Combinations.” The application of purchase accounting under Statement No. 141 requires the total purchase price be allocated to the fair value of the assets acquired and liabilities assumed based on their fair values at the acquisition date, with amounts exceeding fair value being recorded as goodwill. The Company is currently in the process of assessing and finalizing the fair values of the assets acquired and liabilities assumed but the following table summarizes the Company’s best estimate of the purchase accounting at this time, however, due to the inherent difficulty in assessing the fair value of patents, trademarks and other intangibles acquired, we are not able to allocate to those items at this time. (Amounts in thousands):

Assets Acquired	Amount
Cash	$22
Accounts receivable	30
Inventory	789
Prepaid assets	25
Fixed assets	3,351
Other assets	862
Patents, trademarks, other intangibles and goodwill	15,981
Total assets acquired	21,060

Liabilities assumed
Accounts payable	1,882
Accrued liabilities	1,361
Deferred revenue	267
Long-term debt	477
Long-term deferred revenue	5,257
Total liabilities	9,244

Net assets acquired	$11,816

Item 9.01            Financial Statements and Exhibits.

As of January 18, 2008 GPS Industries, Inc. (“GPSI”) completed the acquisition of the assets and assumption of certain liabilities of UpLink Corporation, a Texas corporation. This amendment is filed by GPSI to provide certain required financial information pursuant to Item 9.01 of Form 8-K.

(a)	Financial statements of businesses acquired – included herein are:
i.)	Exhibit 99.1 – Financial Statements for UpLink Corporation as follows:
a.	Balance Sheets as at June 30, 2007 (unaudited) and June 30, 2006 (audited)
b.	Statement of Income for the years ended June 30, 2007 (unaudited) and June 30, 2006 (audited)
c.	Statement of Income for the six months ended December 31, 2007 (unaudited) and December 31, 2006 (unaudited)
d.	Statement of Cash flow for the years ended June 30, 2007 (unaudited) and June 30, 2006 (audited)
Audited financial statements of Uplink Corporation for the year ended June 30, 2007 were not yet available at the time of filing this 8K/A. A further 8K/A will be filed when the Audited financial statements are available.
ii.)	Exhibit 99.1a – Consent of the auditors of Uplink Corporation
iii.)	Exhibit 99.2 - Report of independent auditors for the year ended June 30, 2006; and
iv.)	Exhibit 99.3 – Audited Financial Statements for UpLink Corporation with accompanying Notes to the Financial Statements for the year ended June 30, 2006.

(b)
Pro forma financial information - Included herein are the unaudited pro forma condensed combined statements of income for the nine months ended September 30, 2007 and year ended December 31, 2006 and the condensed combined balance sheets as at September 30, 2007:

The following financial statements of UpLink Corporation are provided in accordance with § 210.8-04, Financial statements of businesses acquired or to be acquired. The following financial information is presented for illustrative purposes only and is not necessarily indicative of:

i.	The results of operations and financial position that would have occurred had the acquisition taken place on the dates indicated or,
ii.	The future operations of the business or,
iii.	How the business would have been managed under GPSI management.

The following information should be relied on only for the limited purpose of presenting the historical financial information of the acquired business without adjustment for assets and liabilities retained by UpLink Corporation.

UpLink Corporation
Balance Sheets
(Amounts in thousands, except per share amounts)

As at,	30-Jun-07	30-Jun-06
	(Unaudited)	(Audited)
ASSETS
Current Assets
Cash	338	482
Accounts Receivable, Net	355	907
Other Current Assets
Inventory Assets	1,688	1,170
Prepaid Expenses	44	47
Total Other Current Assets	1,732	1,217
Total Current Assets	2,425	2,606
Fixed Assets, net	4,425	5,787
Other Assets	2,197	2,478
TOTAL ASSETS	9,047	10,871
LIABILITIES & EQUITY
Liabilities
Current Liabilities
Accounts Payable and Accrued Liabilities	8,753	6,434
Notes Payable	2,100	1,300
Current Portion - LT Debt	701	800
Deferred Revenue	154	302
Total Current Liabilities	11,708	8,836
Long Term Liabilities
Note Payable	1,098	1,795
Current Portion - LT Debt	(701)	(800)
Deferred Revenue	6,444	7,885
Restricted Debt	283	283
Total Long Term Liabilities	7,124	9,163
Total Liabilities	18,832	17,999
Equity
Preferred Stock	291	291
Common Stock	6	6
Paid In Capital	25,017	25,011
Retained Earnings	(32,436)	(27,899)
Net Loss	(2,663)	(4,537)
Total Equity	(9,785)	(7,128)
TOTAL LIABILITIES & EQUITY	9,047	10,871

UpLink Corporation
Condensed Statement of Income
(Amounts in thousands, except per share amounts)

	12 Months	12 Months	6 Months	6 Months
	Ending	Ending	Ending	Ending
	30-Jun-07	30-Jun-06	31-Dec-07	31-Dec-06
	(Unaudited)	(Audited)	(Unaudited)	(Unaudited)
Ordinary Income/Expense
Revenue	$12,836	$11,144	$3,578	$5,564
Cost of Goods Sold	8,482	7,795	2,804	3,702
Gross Profit	4,354	3,349	774	1,862
Operating Expense

G & A	1,282	1,248	757	589
Sales/Marketing	4,115	4,594	1,251	1,968
Development	1,179	1,525	630	621
Total Operating Expense	6,576	7,367	2,638	3,178
Operating Loss	(2,222)	(4,018)	(1,864)	(1,316)

Non-operating Expense	441	519	212	197
Net Loss Before Income Taxes	$(2,663)	$(4,537)	$(2,076)	$(1,513)

UpLink Corporation
Condensed Statement of Cashflows
(Amounts in thousands, except per share amounts)

	12 Months	12 Months
	Ending	Ending
	30-Jun-07	30-Jun-06
	(Unaudited)	(Audited)

Cash flows from operating activities
Net loss	$(2,663)	$(4,537)
Adjustment to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	2,605	2,411
(Recovery) write-down of de-installed assets	-	(9)
Warrant related expense	-	-
Changes in operating assets and liabilities:
Accounts receivable	552	162
Inventory	(536)	(94)
Prepaid expenses and other assets	(42)	(80)
3rd party leases with recourse	(827)	(1,340)
Accounts payable	766	253
Accrued liabilities	1,644	1,192
Deferred revenue	(1,589)	(184)
Net cash (used in) provided by operating activities	(90)	(2,226)

Cash flows from investing activities
Purchase of property and equipment	(77)	(410)
Purchase of other assets	-	(412)
Net cash used in investing activities	(77)	(822)

Cash flows from financing activities
Proceeds from issuance of convertible promissory notes, net of issuance costs	-	-
Proceeds from issuance of preferred stock, net of issuance costs	-	2,792
Proceeds from exercise of warrants for preferred stock	-	-
Proceeds from issuance of common stock	7	23
Proceeds from issuance of long-term debt	40	281
Proceeds from issuance of short-term notes	900	300
Principal payments on long-term debt	(824)	(1,016)
Principal payments on short-term notes	(100)	(100)
Net cash provided by financing activities	23	2,280

Net change in cash and cash equivalents	(144)	(768)
Cash and cash equivalents, beginning of year	482	1,250
Cash and cash equivalents, end of year	$338	$482

The following pro forma condensed combined Balance Sheets and Statements of Income and notes thereto, assume the Acquisition occurred at the beginning of the periods presented except for the application of FASB Statement 141. These condensed financial statements should be read in conjunction with the consolidated financial statements of GPSI for the 9 months ended September 30, 2007 and the year ended December 31, 2006.

The following pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of:

i.	The results of operations and financial position that would have occurred had the acquisition taken place on the dates indicated or,
ii.	The future operations of the combined business.

The following information should be relied on only for the limited purpose of presenting what the financial results of operations and financial position of the combined businesses might have looked like had the Acquisition taken place at an earlier date.

Unaudited Pro Forma Consolidated Income Statements
(Amounts in thousands, except per share amounts)

			Pro Forma		Proforma
	GPSI	UpLink	Combined		Combined
For the 12 Month Period Ended,	31-Dec-06	31-Dec-06	Adjustments		31-Dec-06
	(Audited)	(Unaudited)	(Unaudited)		(Unaudited)
Ordinary Income/Expense
Revenue	$6,576	$13,309	$(286	)(a)	$19,599

Cost of Goods Sold	4,288	6,944	(170	)(a)	11,062
Gross Profit	2,288	6,365	(116)		8,537
Operating Expense
G & A	4,728	1,112			5,840
Sales/Marketing	2,924	4,478			7,402
Development	3,160	1,410			4,570
Amortization/Depreciation	332	2,534	1,632	( c)	4,498
Total Operating Expense	11,144	9,534	1,632		22,310
Operating Loss	(8,856)	(3,169)	(1,748)		(13,773)
Non-operating Expense
Interest	4,325	472	(74	)(a)	4,723
Other Expense (Income)	(7,740)	(32)			(7,772)
Total Non-operating Expense	(3,415)	440	(74)		(3,049)

Deemed Preferred Stock Dividend	11,509	-	219	(d)	11,728
Net Loss	$(16,950)	$(3,609)	$(1,893)		$(22,452)

Net loss per common share, basic and diluted	$(0.06)				$(0.05)

Weighted average common shares outstanding:
Basic and diluted	303,319		142,083	(b)	445,402

See accompanying notes to these condensed pro forma financial statements

Unaudited Pro Forma Consolidated Income Statements
(Amounts in thousands, except per share amounts)

			Pro Forma		Proforma
	GPSI	UpLink	Combined		Combined
For the 9 Month Period Ended,	30-Sep-07	30-Sep-07	Adjustments		30-Sep-07
	(Unaudited)	(Unaudited)	(Unaudited)		(Unaudited)
Ordinary Income/Expense
Revenue	$6,914	$5,731	$(215	)(a)	$12,430

Cost of Goods Sold	5,169	2,419	(128)	(a)	7,460
Gross Profit	1,745	3,312	(87)		4,970
Operating Expense
G & A	2,399	762			3,161
Sales/Marketing	3,279	1,449			4,728
Development	2,863	602			3,465
Amortization/Depreciation	287	1,935	1,224	(c)	3,446
Total Operating Expense	8,828	4,748	1,224		14,800
Operating Loss	(7,083)	(1,436)	(1,311)		(9,830)
Non-operating Expense
Interest	443	222	(53	)(a)	612
Other Expense (Income)	526	-			526
Total Non-operating Expense	969	222	(53)		1,138

Deemed Preferred Stock Dividend	12,500				12,500
Net Loss Before Income Taxes	$(20,552)	$(1,658)	$(1,258)		$(23,468)

Net loss per common share, basic and diluted	$(0.05)				$(0.04)

Weighted average common shares outstanding:
Basic and diluted	395,532		142,083	(b)	537,615

See accompanying notes to these condensed pro forma financial statements

Unaudited Pro Forma Consolidated Balance Sheets
(Amounts in thousands, except per share amounts)

			Eliminations	Pro Forma		Proforma
	GPSI	UpLink	& Valuations	Combined		Combined
As at,	30-Sep-07	30-Sep-07	30-Sep-07	Adjustments	notes	30-Sep-07
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)		(Unaudited)
Assets

Current
Cash	$6	$16	-	$-		$22
Accounts receivable	1,899	37	-			1,936
Subscription receivable - Preferred "B" Shares	4,000		-			4,000
Inventories	3,632	1,625	(836)			4,421
Prepaid expenses and other current assets	393	38	-	-		431
Total current assets	9,930	1,716	(836)	-		10,810

Long-term accounts receivable	86	81	-			167

Property and equipment, net	255	3,876	(525)			3,606

Patents & Intangibles	1,117	1,172	6,990	(2,856)	(c)	6,423

Goodwill & Other Assets	2,558	862	8,317			11,737

Total Assets	$13,946	$7,707	$13,946	$(2,856)		$32,743

Liabilities and Stockholders' Equity (Deficit)

Current liabilities
Accounts payable and accrued liabilities	$7,958	$8,882	$(5,639)			$11,201
Notes/Loans Payable	4,181	3,162	(3,186)			4,157
Deferred Revenue	840	358	-	(143)	(a)	1,055
	12,979	12,402	(8,825)	(143)		16,413

Liabilities related to discontinued operations	2,000	-	-	-		2,000

Total current liabilities	14,979	12,402	(8,825)	(143)		18,413

Deferred Revenue	-	5,759	-			$5,759
Long-term Debt		501				$501

Total Liabilities	14,979	18,662	(8,825)	(143)		24,673

Stockholders' equity (deficit)
Total paid-in capital	98,354	25,314	(13,498)	219	(d)	110,389
Accumulated deficit	(99,387)	(36,269)	36,269	(2,932)	(a,c,d)	(102,319)

Total Stockholder's Equity (Deficit)	(1,033)	(10,955)	22,771	(2,713)		8,070

Total Liabilities and Stockholders' Equity (Deficit)	$13,946	$7,707	$13,946	$ (2,856)		$32,743

See accompanying notes to these condensed pro forma financial statements

GPS INDUSTRIES, INC.
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
(Amounts in thousands, except per share amounts)

(a)	Elimination of inter-company revenues and expenses, assets and liabilities related to the settlement and acquisition of Patent Licenses by UpLink Corporation from GPS Industries, Inc.
(b)	Adjustment to reflect shares issued on acquisition for the period presented as if acquisition happened at the beginning of period.
(c)
Amortization of the estimated amount of value ascribed to intangible assets and patents. For this purpose, it was assumed that approximately $8,150 would be allocated under FASB Statement 141 to such assets. It was further estimated that the useful life of these acquired assets would approximate 5 years. As such, for the purpose of the pro forma presentation, we estimated amortization expense of $1,632 and $1,224 for the twelve months ended December 31, 2006 and nine months ended September 30, 2007 respectively.

(d)	Deemed Preferred Stock Dividend is the result of the issuance of the Series B Shares and warrants as partial consideration paid on acquisition.